Exhibit 99.1

For Immediate Release

BSD Medical Corporation Names Jim Fincher as Latin American Sales Manager

SALT LAKE CITY, Utah February 12, 2009—BSD Medical Corporation (NASDAQ:BSDM) today announced the appointment of Mr. Jim Fincher as Latin American Sales Manager for the company.  Mr. Fincher has extensive international medical device sales experience, having served as VP of Sales for a leading company in the medical device field.  Mr. Fincher has extensive experience in the Latin American market.  Mr. Fincher is a graduate of the Thunderbird School of Global Management.

Mr. Fincher’s primary areas of focus will be the medical markets in Mexico, Brazil, Argentina and Chile, although he will also work with all of the Latin American Countries to establish distribution and sales for BSD Medical products.

Commenting on Mr. Fincher’s appointment, BSD Medical’s President, Hyrum A. Mead said, “We are pleased to have Jim Fincher join our sales team.  Jim has a great background of success in promoting medical devices in the Latin American market, and we feel that he will help establish BSD Medical as a solid player in that market, where there is a great need for our products.  We are pleased to welcome Jim officially to BSD.”

About BSD Medical Corporation

BSD Medical Corp. is a leading developer of systems used to deliver therapeutic heat for treating cancer using non-ionic radiation in the form of RF/microwave energy. Its systems have been developed to kill cancer directly and increase the effectiveness of combination treatments with other therapies. For further information visit BSD Medical's website at www.BSDMedical.com.

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Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.